Yorkville advisors

September 29, 2008

ZVUE Corporation
Attention: Mr. Ulysses S. Curry, CEO
612 Howard Street, Suite 600
San Francisco, CA 94105

Dr. Mr. Curry,

This letter agreement shall set forth our understanding regarding amendments to that certain agreement (the "Original Agreement") entered into between YA Global Investments, L.P. ("Buyer") and ZVUE Corporation ("Company") dated July 1, 2008. The Buyer and the Company hereby agree as follows:

A. For the purposes of deferring the October 2008 installment payment in addition to the July, August, and September 2008 payments, Section 1.c. of the Original Agreement shall be deleted in its entirety and replaced with the following:

Section 1.c. Future Installment Payments. Solely in connection with the July, August, September, and October 2008 Installment Dates (the "Deferred Installment Dates"), the Buyer agrees that it shall defer the payment, in full, of such deferred Installment Amounts (both Principal and Interest) on the Deferred Installment Dates, provided however, the Company shall have the option, with the prior consent of the Buyer, to pay the deferred Installment Amount (or portion thereof) on any of the Deferred Installment Dates by making a Company Conversion (if eligible under the Convertible Debenture) in stock in accordance with the Debenture, to the extent that such Company Conversion does not cause an Equity Conditions Failure, or otherwise violate the terms of the Debenture. For clarity, the Company shall resume making monthly payments of the Installment amount on the first business day of November 2008 and pay Installment amounts each month thereafter until the Maturity Date.

B. For the purposes of defining the "Effective Period", Section 1.d. of the Original Agreement shall be deleted in its entirety and replaced with the following:

Section 1.d. For the purposes of this Agreement, the "Effective Period" shall mean the period commencing on the date hereof and ending on October 31, 2008, so long as there is not at the time of determination any existing and continuing Event of Default not cured.

Very truly yours,

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC,
Its: Investment Manager

By: ______________________
Name: Jerry Eicke, Managing Partner

ACKNOWLEDGED AND AGREED:

ZVUE CORPORATION

By: ______________________
Name: Ulysses S. Curry, Chief Executive Officer